EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS
THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of the 16th day of February, 2017 (“Execution Date”) by and between ARLINGTON MEDICAL PROPERTIES, LLC, an Arizona limited liability company (“Seller”), UNIVERSAL HEALTH REALTY INCOME TRUST, a Maryland real estate investment trust (“Seller Guarantor”), and GAHC4 RENO NV MOB, LLC, a Delaware limited liability company (“Buyer”).
R E C I T A L S:
A.    Seller is the owner of a ground leasehold interest in the Real Property (as defined below) located at 235 West Sixth Street in the City of Reno (“City”), County of Washoe (“County”), State of Nevada (“State”) and more particularly described in Exhibit “A” attached hereto.
B.    Capitalized terms shall have the meanings set forth in connection with the use of such terms. If no definition is so set forth such capitalized terms shall have the meanings set forth in Paragraph 1 of this Agreement.
C.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Property, in accordance with the terms of this Agreement.
BASIC PROVISIONS

1.	Seller:	Arlington Medical Properties, LLC 4722 North 24th Street, Suite 400 Phoenix, AZ 85016 Attn: Randy McGrane Email: rmcgrane@ensemble.net
and
Arlington Medical Properties, LLC c/o Universal Health Realty Income Trust 367 S. Gulph Road P.O. Box 61558 King of Prussia, PA 19406-0958 Attn: Cheryl Ramagano Email: cherly.ramagano@uhsinc.com

2.	Seller’s Counsel:
Elkins Kalt Weintraub Reuben Gartside LLP
2049 Century Park East, Suite 2700
Los Angeles, CA 90067
Attn: Scott M. Kalt, Esq.
Telephone No. (310) 746-4402
Facsimile No. (310) 746-4499
Email: skalt@elkinskalt.com

3.	Buyer:	GAHC4 Reno NV MOB, LLC c/o American Healthcare Investors LLC 18191 Von Karman Ave., Suite 300 Irvine, CA 92612 Attn: Danny Prosky Telephone No. (949) 270-9201 E-mail: DProsky@ahinvestors.com

4.	Buyer’s Counsel:	Moran, Reeves & Conn, PC 100 Shockoe Slip, 4th Floor Richmond, Virginia 23219 Attn: Joseph J. McQuade Telephone No. (804) 864-4812 Email: jmcquade@mrcpclaw.com

5.	Broker:	CBRE Healthcare Capital Markets 1225 Seventeenth St., Suite 2950 Denver, CO 80202 Attn: Chris Bodnar Telephone: (303) 628-1711 Facsimile: (303) 628-1751 Email: chris.bodnar@cbre.com

6.	Escrow Holder:	First American Title Insurance Company 2425 E. Camelback Road, Suite 300 Phoenix, AZ 85016 Attn: Angelique Sizemore Telephone: (602) 567-8118 Facsimile: (602) 567-8101 Email: asizemore@firstam.com

7.	Title Company:	First American Title Insurance Company 2425 E. Camelback Road, Suite 300 Phoenix, AZ 85016 Attn: Angelique Sizemore Telephone: (602) 567-8118 Facsimile: (888) 524-2123 Email: asizemore@firstam.com

8.	Purchase Price:	Sixty-Six Million Two Hundred Fifty Thousand Dollars ($66,250,000).

9.	Deposit:	Two Million Dollars ($2,000,000)

10.	Contingency Date:	March 8, 2017

11.	Scheduled Closing Date:	Earlier of (i) fifteen (15) days after the Contingency Date; or (ii) March 13, 2017.

AGREEMENT
NOW THEREFORE, incorporating the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.
1.     Definitions. For purposes of this Agreement, the following terms shall have the following meaning:
1.1     “Authorities” means any governmental or quasi-governmental body or agency having jurisdiction over the Property and/or Seller including, without limitation, the State, the City and the County.
1.2     “Broker” means CBRE Healthcare Capital Markets.
1.3     “Business Day” means all days other than Saturdays, Sundays or holidays.
1.4     “Cash Equivalent” means a wire transfer of funds.
1.5     “Close of Escrow” or “Closing” means the date the Deed is recorded in the Official Records, or such earlier date on which the Title Company unconditionally commits to issue the Title Policy defined in Paragraph 7.1.1 below (i.e., a “gap closing”).
1.6     “Closing Date” means the earlier of: (i) fifteen (15) days after the Contingency Date; or (ii) March 13, 2017, or such earlier date agreed upon by the parties.
1.7      Contingency Date” means March 8, 2017.
1.8     “Contingency Period” has the meaning provided in Paragraph 7.1.2.
1.9     “Escrow” means the above-referenced escrow opened with Escrow Holder for the consummation of the transaction described in this Agreement.
1.10     “Escrow Holder” means First American Title Insurance Company.
1.11     “Estoppel Certificate Percentage” means (a) one hundred percent (100%) of the square footage of space leased under Hospital Leases, and (b) seventy-five percent (75%) of the square footage of other leased space at the Property.
1.12     “Governmental Regulations” means any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard reduction, disabled persons and building and fire codes) of the Authorities bearing on the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Property.
1.13     “Ground Lease” means that certain Ground Lease Agreement dated as of July 31, 2003 (as amended), by and between Seller and Prime Healthcare Services-Reno, LLC, successor in interest to Saint Mary’s Health Care Corporation (“Ground Lessor”).
1.14     “Hazardous Material” means any radioactive, hazardous or toxic substance, material or waste which is regulated by any local governmental authority, the State or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” or “hazardous substance” under any state or federal law, (ii) asbestos, (iii) lead, and/or (iv) petroleum.
1.15     “Hospital Leases” means Leases to Ground Lessor (as a tenant of the Property).
1.16     “Improvements” means all of Seller’s interest in the building located on the Real Property, associated parking and landscaped areas and all other improvements located on the Real Property.
1.17     “Leases” means all leases (including, without limitation, the Hospital Leases), use licenses, rental agreements or occupancy agreements, and all amendments and supplements thereto, relating to all or any portion of the Property (together with all rents, issues and profits thereunder) as set forth on the Rent Roll, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases.
1.18     “Licenses and Permits” means (A) all assignable licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by Authorities or otherwise in connection with the Property, (B) all assignable right, title and interest of Seller in and to any and all trade names and logos used by Seller in the operation and identification of the Property; (C) any and all assignable development rights and other intangible rights, titles, interests, privileges and appurtenances owned by Seller used in connection with the Property and its operation; (D) assignable maps, building inspection approvals and covenants, conditions and restrictions, reciprocal easement agreements, area easement agreements and other common or planned development agreements affecting the Property; and (E) all assignable use licenses, consents, easements, rights of way and approvals required from private parties to make use of utilities and to insure vehicular and pedestrian ingress and egress to the Property.
1.19     “Official Records” means the Official Records of the County.
1.20     “Opening of Escrow” means the date on which a fully executed copy of this Agreement is delivered to Escrow Holder by Buyer and Seller.
1.21     “Personal Property” means all personal property, equipment, supplies and fixtures owned by Seller which are located at and used in the operation of the Real Property.

1.22     “Property” means, collectively, Seller’s right, title and interest to and in (a) the Real Property (comprised of Seller’s ground leasehold interest under the Ground Lease); (b) the Personal Property, Improvements, Warranties, Records and Plans, Leases and Service Contracts; (c) all appurtenances, streets, alleys, easements, right-of-way in or to all streets or other interests in, on, across, in front of, abutting or adjoining the Real Property, if any; (d) appurtenances which are used in connection with the Real Property, if any; and (e) all development rights, air rights, water rights, water stock, entitlements, minerals, and oil and gas privileges and rights, if any, which pertain to the Real Property.
1.23     “Real Property” means that certain real property located in the City and County more particularly described in Exhibit “A” attached hereto and incorporated herein by this reference, together with all right, title and interest of the Seller in and to all streets, alleys, easements and rights-of-way in, on, across, in front of, abutting or adjoining said real property.
1.24     “Records and Plans” means all surveys, grading plans, topographical maps, and all engineering, soils, seismic, geologic, environmental contamination and architectural reports, studies and certificates pertaining to the Property.
1.25      “Rent Roll” means a listing of all tenants of the Property, identifying, among other things, the tenant name, suite number, rentable square footage leased, base rent and security deposit.
1.26     “Service Contracts” means the service contracts, maintenance contracts, operating contracts, management contracts, warranties, guarantees, bonds, listing agreements, parking contracts and like contracts and agreements solely relating to the Property and to which Seller or Seller’s property manager are a party, together with all supplements, amendments and modifications thereto as set forth on Schedule 1.26 hereto, and specifically excluding that certain Management Agreement by and between Seller and Seller’s property manager, and any other Service Contracts Buyer elects not to assume pursuant to Paragraph 14.2 below.
1.27     “Tenants” means the tenants under the Leases.
1.28     “Title Company” means First American Title Insurance Company.
1.29     “To the best of Seller’s knowledge” or other references herein to Seller’s knowledge mean the actual knowledge (without duty of investigation) of Randy McGrane (such individual, “Seller’s Representative”). Seller represents that Randy McGrane is the individual on behalf of Seller with the most knowledge of the matters which are the subject of the representations and warranties set forth in Paragraph 13 below and the individual to whom material facts relevant to such matters would be reported in the ordinary course, provided that Randy McGrane shall not be subject to personal liability for such representations and warranties and the transactions contemplated by this Agreement.
1.30     “Warranties” means Seller’s right, title and interest in and to any assignable guarantees and warranties relating to the use and operation of the Property
2.     Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

3.     Purchase Price. The Purchase Price (“Purchase Price”) for the Property shall be Sixty-Six Million Two Hundred Fifty Thousand Dollars ($66,250,000).
4.     Payment of Purchase Price. The Purchase Price shall be paid as follows:
4.1     Deposit. Within three (3) Business Days after the Opening of Escrow, Buyer shall deposit with Escrow Holder via wire transfer in immediately available U.S. funds made payable to Escrow Holder in the amount of Two Million Dollars ($2,000,000) (together with all interest that is earned thereon, the “Deposit”). The Deposit shall be fully refundable to Buyer up through and including the Contingency Date such that if Buyer elects to terminate this Agreement on or before the Contingency Date (which Buyer may do for any reason or no reason at all in Buyer’s sole and absolute discretion), then the Deposit shall be fully refunded to Buyer. If Buyer has not elected to terminate this Agreement on or before the Contingency Date, then the Deposit shall thereafter be non-refundable unless the Closing does not occur due to Seller’s default, the failure of an express closing condition after the Contingency Period in favor of Buyer under this Agreement to be performed or satisfied, a termination under Paragraph 13 below, a termination under Paragraph 16 below, or a termination under Paragraph 25 below. Upon the Close of Escrow, the Deposit shall be credited toward payment of the Purchase Price.
4.2     Cash Balance. On or before the Closing Date, Buyer shall deposit or cause to be deposited with Escrow Holder, by wire transfer, the balance of the Purchase Price (i.e. the Purchase Price minus the Deposit), plus or minus Buyer’s share of closing costs and prorations as set forth in this Agreement.
5.     Condition of Title. At the Close of Escrow, Seller shall convey to Buyer the Property by means of an assignment of the Ground Lease and a deed for the Improvements, subject only to the following matters (“Approved Title Conditions”): (A) a lien for general real property taxes, not then delinquent; (B) matters of title respecting the Real Property approved by Buyer in accordance with Paragraph 7.1.1 below; and (C) matters affecting the condition of title to the Property created by or with the written consent of Buyer.
6.     Escrow. Buyer and Seller shall promptly cause the Opening of Escrow by delivering a fully executed copy of this Agreement to Escrow Holder. The Close of Escrow shall occur on the date the Deed is recorded in the Official Records, or such earlier date on which the Title Company unconditionally commits to issue the Title Policy referred to below (i.e., a “gap closing”). Pursuant to Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be designated the “closing agent” hereunder and shall be designated solely responsible for complying with the Tax Reform Act of 1986, as amended (together with all U.S. Treasury Regulations applicable thereto, the “Tax Code”) with regard to reporting all settlement information to the Internal Revenue Service. Escrow Holder executes this Agreement to acknowledge its agreement to (i) serve as escrow agent in connection with the transaction contemplated hereunder, and (ii) file all information returns required under the Tax Code in respect of such transactions and furnish to the Seller any statements required under the Tax Code in respect of such transactions. Escrow Holder further acknowledges receipt of the foregoing instructions and agrees to hold and dispose of the funds and documents deposited in escrow in accordance with these instructions.

7.     Conditions to the Close of Escrow.
7.1     Conditions Precedent to Buyer’s Obligations. The Close of Escrow and Buyer’s obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction, not later than the Closing Date (unless otherwise provided), of the following conditions, and the obligations of the parties with respect to such conditions are as follows.
7.1.1     (a)    Title. At Closing, Title Company shall issue an ALTA Standard Coverage 2006 Ground Leasehold Policy of Title Insurance showing a ground leasehold estate in the Property vested in Buyer, subject only to the Approved Title Conditions, with liability in the amount of the Purchase Price (the “Title Policy”). Any “extended coverage” or other endorsements to the Title Policy desired by Buyer shall be obtained by Buyer at its sole cost and expense and shall in no event be a condition to the Close of Escrow, unless Seller has agreed to provide such endorsement in order to cure a title objection pursuant to Seller’s Title Notice (as defined below). In furtherance of the foregoing, prior to the Closing, Buyer shall have approved the legal description of the Real Property attached hereto as Exhibit “A” and any matters of title disclosed by the following documents (collectively, the “Title Documents”), which shall be delivered to Buyer at Seller’s sole cost and expense: (A) a standard ALTA title commitment dated no later than thirty (30) days prior to the Execution Date of this Agreement issued by the Title Company, with respect to the Real Property; (B) the most recent as-built survey of the Real Property in Seller’s possession or control (“Seller’s As‑Built Survey”); and (C) legible copies of all recorded documents referred to in such title commitment. Seller has delivered the Title Documents to Buyer concurrently with or prior to the execution hereof. Buyer shall have until the date that is fifteen (15) days after the Execution Date to give Seller and the Escrow Holder written notice (“Buyer’s Title Notice”) of Buyer’s disapproval of any matters shown in the Title Documents. The failure of Buyer to timely give Buyer’s Title Notice shall be deemed to constitute Buyer’s approval of the legal description and all Title Documents and matters and conditions set forth therein and waiver of Buyer’s contingency related to review of title matters. If Buyer disapproves of any matters of title shown in the Title Documents by delivering Buyer’s Title Notice (noting such disapproval), then Seller shall have the right, but not the obligation, to indicate which items Seller shall eliminate from the Title Policy (and as exceptions to title to the Property), and the manner in which Seller shall do so, by delivering written notice thereof to Buyer (“Seller’s Title Notice”) within two (2) days after receiving Buyer’s Title Notice. Seller shall not have any right to deliver Seller’s Title Notice unless Buyer delivers Buyer’s Title Notice. If Seller fails to timely deliver Seller’s Title Notice, then Seller shall be deemed to have elected not to correct any of the matters disclosed in Buyer’s Title Notice and Buyer may elect, at its option, to either cancel this Agreement and receive a refund of the Deposit in accordance with Paragraph 7.3 below or waive its objection and proceed to Closing, subject to the satisfaction of the other terms and provisions of this Agreement. Buyer shall have the right to disapprove Seller’s Title Notice, or Seller’s election not to cure any matters disclosed in Buyer’s Title Notice, as applicable, by delivering written notice thereof to Seller within three (3) days after the earlier of (A) receipt of Seller’s Title Notice, or (B) the deadline for delivery of Seller’s Title Notice (the “Buyer’s Second Title Notice”); and Buyer’s failure to timely do so shall be deemed to constitute Buyer’s approval of Seller’s Title Notice. If Buyer approves (or is deemed to approve, as aforesaid) Seller’s Title Notice, then by the Closing Date Seller shall eliminate those disapproved matters which Seller has agreed to eliminate in Seller’s Title Notice from the Title Policy. Notwithstanding anything contained in this Paragraph 7.1.1 to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy or cause to be removed from title, at or prior to Closing, all monetary encumbrances affecting the Property evidenced by deeds of trust, tax liens, judgments, mechanics’ liens and/or other liens or charges in a fixed sum regardless of whether Buyer objects to such matters, and if such monetary encumbrances are not discharged or removed prior to Closing, Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing.
(b)    Survey. Buyer shall obtain, at Buyer’s expense, an ALTA survey of the Property (the “Survey”) if desired by the Buyer, including if required by the Title Company in connection with any “extended coverage” addition to the Policy desired by Buyer. If the Survey reflects any encroachments, overlaps, unrecorded easements or similar rights in third parties, or any other adverse matters not specifically provided for in this Agreement to which Buyer objects, Buyer shall include such objections in Buyer’s Title Notice. Buyer’s failure to include any such objection in Buyer’s Title Notice, shall be deemed a waiver of any objection to the Survey and the matters contained therein, and any right of Buyer to cancel this Agreement on the basis thereof shall be deemed waived.
7.1.2     Review and Approval of Documents and Materials. Prior to the Execution Date, Seller delivered to Buyer complete copies of all of the information set forth on Schedule 7.1.2, attached hereto and made a part hereof (collectively, the “Materials”). Prior to 5:00 p.m. Pacific time on the Contingency Date (the period from the Execution Date until 5:00 p.m. Pacific time on the Contingency Date, the “Contingency Period”), Buyer may review the Materials. Except as otherwise set forth in Paragraph 13 below, Seller makes no representations or warranties of any kind whatsoever to Buyer as to the accuracy or completeness of the content of the Materials or any other information delivered to or made available to Buyer pursuant to this Agreement, and Seller shall not have any liability or responsibility to Buyer with respect to the accuracy or completeness of any of the Materials or other information or based upon or arising out of any use Buyer may make of the Materials or other information. Buyer shall have the right to approve or disapprove the Materials in Buyer’s sole discretion by delivering written notice thereof to Seller and Escrow Holder on or before 5:00 p.m. Pacific time on the Contingency Date. Buyer’s timely notice of disapproval of any of the Materials shall constitute Buyer’s election to terminate this Agreement and receive a refund of the Deposit in accordance with Paragraph 7.3 below. Buyer’s failure to timely disapprove the Materials shall be deemed to constitute Buyer’s approval thereof and waiver of this condition.
7.1.3     Inspections and Studies. Subject to the provisions of Paragraph 19 below, Buyer may conduct such inspections, investigations, tenant interviews, tests and studies (including, without limitation, investigations with regard to zoning, and other government regulations, engineering tests, economic feasibility studies and soils, seismic, environmental contamination and geologic reports) with respect to the Property as Buyer may elect to make or obtain in Buyer’s sole discretion (“Due Diligence Inspections”). The cost of any such Due Diligence Inspections, tests and studies shall be borne by Buyer. Buyer shall have the right to approve or disapprove the Due Diligence Inspections or any other matter whatsoever regarding the Property in Buyer’s sole discretion. Buyer’s delivery to Seller on or before 5:00 p.m. Pacific time on the Contingency Date of a notice of disapproval of any of the Due Diligence Inspections or any other matter with respect to the Property shall constitute Buyer’s election to terminate this Agreement and receive a refund of the Deposit in accordance with Paragraph 7.3 below. The failure of Buyer to provide to Seller written notice of such disapproval by 5:00 p.m. Pacific time on the Contingency Date shall be deemed to constitute its approval of the results of the Due Diligence Inspections and the Property and waiver of this condition. If Buyer provides (or is deemed to have provided as aforesaid) its approval of the results of its Due Diligence Inspections, Buyer shall proceed to Closing, subject to the satisfaction of the other conditions precedent to closing set forth in this Agreement and Seller’s performance of its obligations under this Agreement.
7.1.4     Ground Lessor Estoppels. On or before the date which is two (2) business days prior to the Closing Date (the “Ground Lessor Estoppel Delivery Date”), Seller shall have delivered to Buyer estoppel certificates substantially in the form of Exhibits “I-1” and “I-2” hereto (such certificates, the “Ground Lessor Estoppel Certificates”; such delivery requirement, the “Ground Lessor Estoppel Delivery Requirement”); provided, however, that if Seller has not obtained the Ground Lessor Estoppel Certificates by the Ground Lessor Estoppel Delivery Date, Seller may, at its election, extend the Closing Date for thirty (30) days to try to obtain such Ground Lessor Estoppel Certificates. Such Ground Lessor Estoppel Certificates shall be consistent with the Ground Lease, shall not reveal any default by any party thereto, shall be dated no earlier than thirty (30) days prior to Closing, and shall be otherwise reasonably acceptable to Buyer (provided that a form(s) without material deviations from the forms attached hereto as Exhibits “I-1” and “I-2” and which does not disclose any material adverse facts or information inconsistent with the Ground Lease that has not previously been disclosed in writing to Buyer prior to the delivery of the Ground Lessor Estoppel Certificates shall be deemed acceptable). If Seller has not satisfied the Ground Lessor Estoppel Delivery Requirement by the Ground Lessor Estoppel Delivery Date, as may be extended, Buyer may elect, by providing Seller its written notice of such election, to (i) terminate the Agreement pursuant to Paragraph 7.3, or (ii) waive such condition and proceed to the Closing. In the event that Buyer terminates the Agreement due to a failure of this condition precedent, Buyer shall be entitled to receive from Seller reimbursement of Buyer’s actually incurred out of pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement, including without limitation Buyer’s attorneys’ fees (not to exceed $100,000). For the avoidance of doubt, the foregoing reimbursement obligation shall survive any termination of this Agreement.
7.1.5     Tenant Estoppel Certificates. On or before the date which is two (2) business days prior to the Closing Date (the “Estoppel Delivery Date”), Seller shall have delivered to Buyer an Estoppel Certificate in the form of (i) for tenants under Hospital Leases, Exhibit “D‑1” attached hereto, (ii) for tenants under other Leases, Exhibit “D‑2” attached hereto, or (iii) in either case, in such form as is required pursuant to the applicable Lease (the “Estoppel Certificate”) from tenants leasing no less than the Estoppel Certificate Percentage (the “Estoppel Delivery Requirement”). No later than three (3) Business Days prior to the date on which Seller intends to distribute the Estoppel Certificates to the Tenants for their completion and execution, Seller shall deliver the draft Estoppel Certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. If Seller is unable to deliver timely to Buyer the appropriate number of Estoppel Certificates to satisfy the Estoppel Delivery Requirement, Seller may, but without any obligation to do so, deliver to Buyer prior to the Close of Escrow, in lieu of an Estoppel Certificate executed by tenants, the necessary number of Estoppel Certificates executed by Seller (the “Seller Estoppel”), in substantially the form attached hereto as Exhibit “H”, in order to satisfy the Estoppel Delivery Requirement; provided, however, Seller shall not be permitted to deliver (i) Seller Estoppels with respect to any Hospital Leases, or (ii) Seller Estoppels for more than twenty percent (20%) of the other leased rentable square footage of the Building(s). The Seller Estoppels executed by Seller shall be subject to the limitations contained in Sections 13 and 20.3, and shall be deemed automatically null and void upon the delivery of an Estoppel Certificate from the tenant for whom Seller delivered a Seller Estoppel. Such Estoppel Certificates shall be consistent with the respective Lease, shall not reveal any default by Seller and/or Tenant, any right to offset rent by the Tenant, or any claim of the same, be dated no earlier than thirty (30) days prior to Closing and shall be otherwise reasonably acceptable to Buyer provided, however, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Buyer may only disapprove an executed Estoppel Certificate if it (a) discloses material adverse economic terms of the applicable lease that were not disclosed to Buyer in writing (whether in the applicable lease or any other document delivered to Buyer) prior to the date of the delivery of such Estoppel Certificate to Buyer, (b) alleges a default of Seller (as landlord) under the applicable lease, (c) discloses a dispute between the landlord and a tenant in connection with the applicable Lease, (d) discloses facts that would constitute a default by Tenant under the applicable lease, (e) discloses terms or information that is inconsistent with the terms of the applicable lease, or (f) discloses other oral or written agreements to which Seller and Tenant are parties or are otherwise bound, which agreements were not disclosed to Buyer in writing (whether in the applicable lease or any other document delivered to Buyer) prior to the date of the delivery of such Estoppel Certificate to Buyer; otherwise, the applicable Estoppel Certificate (or Seller Estoppel, as applicable) shall be deemed acceptable to and approved by Buyer. Buyer shall have three (3) Business Days after receipt of each such executed Estoppel Certificate to approve or reasonably disapprove the applicable Estoppel Certificate so received. Notwithstanding the foregoing, if Seller has not satisfied the Estoppel Delivery Requirement by the Estoppel Delivery Date, Seller shall have the right, by delivering written notice to Buyer prior to 5:00 p.m. Pacific time, on the Estoppel Delivery Date, to extend the Estoppel Delivery Date for up to thirty (30) days in order to obtain sufficient estoppel certificates to satisfy the Estoppel Delivery Requirement prior to the Closing Date. If as a result of such extension, the Estoppel Delivery Date would be a date later than the Closing Date, the Closing Date shall also be extended to be the date which is five (5) Business Days following the extended Estoppel Delivery Date. In the event Seller is unable to obtain Estoppel Certificates (or Seller Estoppels, if applicable) sufficient to satisfy the Estoppel Delivery Requirement by the Estoppel Delivery Date (as it may be extended by Seller as provided above), Buyer may elect to (i) terminate the Agreement and Escrow pursuant to Paragraph 7.3 below, or (ii) waive such condition and proceed to the Closing.
7.1.6     Representations, Warranties and Covenants of Seller. Seller shall have duly performed each and every agreement to be performed by Seller hereunder and Seller’s representations, warranties and covenants set forth in this Agreement shall be true and correct in all material respects as of the date hereof and, subject to any Representation Matters, as of the Closing Date, with the same force and effect as if remade by Seller in a separate certificate at that time.
7.1.7     Seller’s Deliveries. Seller shall have delivered the items described in Paragraph 7.1, Paragraph 8.1 and Paragraph 9.

7.1.8     Title Insurance. As of the Close of Escrow, the Title Company shall have issued or shall have committed to issue the Title Policy to Buyer.
7.1.9     Declaration/Utility Agreement Estoppel. On or before the date which is two (2) business days prior to the Closing Date (the “Declaration/Utility Agreement Estoppel Delivery Date”), Seller shall have delivered to Buyer an estoppel certificate substantially in the form of Exhibit “J” hereto (such certificate, the “Declaration/Utility Agreement Estoppel Certificate”; such delivery requirement, the “Declaration/Utility Agreement Estoppel Delivery Requirement”); provided, however, that if Seller has not obtained the Declaration/Utility Agreement Estoppel Certificate by the Declaration/Utility Agreement Delivery Date, Seller may, at its election, extend the Closing Date for thirty (30) days to try to obtain such Declaration/Utility Agreement Estoppel Certificate. Such Declaration/Utility Agreement Estoppel Certificate shall not reveal any default by any party thereto, shall be dated no earlier than thirty (30) days prior to Closing, and shall be otherwise reasonably acceptable to Buyer (provided that a form without material deviations from the form attached hereto as Exhibit “J” and which does not disclose any material adverse facts or information that has not previously been disclosed in writing to Buyer prior to the delivery of the Declaration/Utility Agreement Estoppel Certificate shall be deemed acceptable). If Seller has not satisfied the Declaration/Utility Agreement Estoppel Delivery Requirement by the Declaration/Utility Agreement Estoppel Delivery Date, as may be extended, Buyer may elect, by providing Seller its written notice of such election, to (i) terminate the Agreement pursuant to Paragraph 7.3, or (ii) waive such condition and proceed to the Closing. In the event that Buyer terminates the Agreement due to a failure of this condition precedent, Buyer shall be entitled to receive from Seller reimbursement of Buyer’s actually incurred out of pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement, including without limitation Buyer’s attorneys’ fees (not to exceed $100,000). For the avoidance of doubt, the foregoing reimbursement obligation shall survive any termination of this Agreement.
The conditions set forth in Paragraph 7.1 are solely for the benefit of Buyer and may be waived only by Buyer in writing to Seller. Buyer shall at all times have the right to waive any condition under this Paragraph 7.1. Any such waiver or waivers shall be in writing and shall be delivered to Seller and Escrow Holder. All approvals or disapprovals given by Buyer under this Paragraph 7.1 shall be in Buyer’s sole and absolute discretion (for any reason or no reason at all) and in writing and the failure of Buyer to approve any matter requiring its approval under this Paragraph 7.1 by the time therefor shall be deemed disapproval thereof by Buyer.
7.2     Conditions Precedent to Seller’s Obligations. The Close of Escrow and Seller’s obligations with respect to the transaction contemplated by this Agreement are subject to (a) Buyer’s delivery to Escrow Holder on or before the Closing Date, for disbursement as provided herein, of the Purchase Price, and the documents and materials described in Paragraph 8.2, (b) all representations and warranties of Buyer contained in Paragraph 15 of this Agreement being true and correct in all material respects as of the date made and as of the Close of Escrow with the same effect as if those representations and warranties were made at and as of the Close of Escrow, and (c) Buyer not being in material default in the performance of any material covenant or agreement to be performed by Buyer under this Agreement.

The conditions set forth in this Paragraph 7.2 are solely for the benefit of Seller and may be waived only by Seller in writing to Buyer. Seller shall at all times have the right to waive any condition under this Paragraph 7.2. Any such waiver or waivers shall be in writing and shall be delivered to Buyer and Escrow Holder.
7.3     Failure of Conditions to Close of Escrow. In the event any of the conditions set forth in Paragraph 7.1 or Paragraph 7.2 are not timely satisfied or waived as aforesaid in Paragraph 7.1 or 7.2, as applicable, for a reason other than the default of Buyer or Seller under this Agreement:
7.3.1     This Agreement, the Escrow and the rights and obligations of Buyer and Seller shall terminate, except as otherwise provided herein; and
7.3.2     Escrow Holder is hereby instructed to promptly return to Seller and Buyer all funds and documents deposited by them, respectively, into Escrow which are held by Escrow Holder on the date of said termination (less, in the case of the party otherwise entitled to such funds, however, the amount of any cancellation charges required to be paid by such party under Paragraph 7.3.3). No notice to Escrow Holder from Seller shall be required for the release of the Deposit to Buyer by Escrow Holder in the event of a termination by Buyer pursuant to Paragraphs 7.1.1, 7.1.2, or 7.1.3 above, and the Deposit shall be released and delivered to Buyer upon Escrow Holder’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to Paragraphs 7.1.1, 7.1.2, or 7.1.3 above, despite any objection or potential objection by Seller.
7.3.3     Cancellation Fees and Expenses. In the event the Escrow terminates because of the nonsatisfaction of any condition precedent for a reason other than the default of Buyer or Seller under this Agreement, the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne one-half (½) by Seller and one-half (½) by Buyer and all other charges shall be borne by the party incurring same.
8.     Deliveries to Escrow Holder.
8.1     By Seller. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder on or before the Closing Date the following instruments and documents, the delivery of each of which shall be a condition precedent to the Close of Escrow for the benefit of Buyer.
8.1.1     Ground Lease Assignment. Seller shall deliver to Escrow Holder one (1) original of an assignment of the Ground Lease (the “Ground Lease Assignment”), duly executed by Seller. The Ground Lease Assignment shall be in the form of, and upon the terms contained in Exhibit “B” attached hereto.
8.1.2     General Assignment and Bill of Sale. Seller shall deliver to Escrow Holder one (1) original of the General Assignment and Bill of Sale (“General Assignment”), duly executed by Seller, assigning to Buyer, to the extent assignable, all of Seller’s right, title and interest in and to all Leases, Service Contracts, Licenses and Permits, Records and Plans and Warranties. The General Assignment shall be in the form of, and upon the terms contained in, Exhibit “C” attached hereto.

8.1.3     Memorandum of Ground Lease Assignment. Seller shall deliver to Escrow Holder an executed and acknowledged Memorandum of Ground Lease Assignment (the “Memorandum of Ground Lease Assignment”). The Memorandum of Ground Lease Assignment shall be in the form of that attached hereto as Exhibit “E”.
8.1.4     Non-Foreign Certification. Seller shall deliver to Escrow Holder a certification duly executed by Seller under penalty of perjury in the form of, and upon the terms set forth in, the Transferor’s Certification of Non-Foreign Status attached hereto as Exhibit “F” (“FIRPTA Certificate”), setting forth Seller’s address and federal tax identification number and certifying that Seller is a “United States Person” and that Seller is not a “foreign person” in accordance with and/or for the purpose of the provisions of Sections 7701 and 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
8.1.5     Proof of Authority. Seller shall deliver to Escrow Holder such proof of Seller’s authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Title Company and/or Buyer.
8.1.6     Title Affidavits. Seller shall deliver to Escrow Holder (i) an affidavit to Title Company by Seller that there are no unrecorded easements and that Seller has exclusive possession of the Property, subject to Leases and Approved Title Conditions, in a commercially reasonable form so as to delete the standard exceptions relating to such matters in the Title Policy; and (ii) a gap affidavit and indemnification agreement by Seller in commercially reasonable form for purpose of deleting the “gap” from the Title Policy.
8.1.7     Tenant Notification Letter. Seller shall deliver to Escrow Holder a letter to the Tenants (“Tenant Notification Letter”), duly executed by Seller and dated as of the Close of Escrow, notifying each Tenant that: (A) the Property has been transferred to Buyer; (B) all of Seller’s right, title and interest in and to the Leases have been assigned to Buyer; and (C) commencing immediately, all rent and other payments and any notices under the Leases are to be paid and sent to Buyer. The form and content of the Tenant Notification Letter shall be satisfactory to Buyer in its reasonable discretion.
8.1.8     Deed. A Grant, Bargain and Sale Deed (the “Deed”) in the form of Exhibit “G” attached hereto, duly executed and acknowledged in recordable form by Seller, conveying Seller’s interest in the Improvements to Buyer.
8.1.9     Closing Statement. Seller’s executed counterpart of a closing statement reflecting adjustments and prorations to be made at Closing (the “Closing Statement”).
8.2     By Buyer. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder upon or prior to the Closing Date the following instruments and documents, the delivery of each of which shall be a condition precedent to the Close of Escrow for the benefit of Seller.

8.2.1     Purchase Price. Buyer shall deliver to Escrow Holder the Purchase Price in accordance with Paragraphs 3 and 4.
8.2.2     Documents. Buyer shall deliver to Escrow Holder one (1) original of each of the Ground Lease Assignment and the General Assignment duly executed by Buyer and one (1) original of the Memorandum of Ground Lease Assignment executed and acknowledged by Buyer.
8.2.3     Proof of Authority. Buyer shall deliver to Escrow Holder such proof of Buyer’s authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Title Company and/or Seller.
8.2.4     Prorations. Buyer shall deliver to Escrow Holder the amount due to Seller, if any, after the prorations are computed in accordance with Paragraph 11.
8.2.5     Closing Statement. Buyer’s executed counterpart of the Closing Statement.
9.     Deliveries to Buyer Upon Close of Escrow. Seller shall deliver possession of the Property to Buyer upon the Close of Escrow (unless otherwise provided). Further, Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing Date, the following items (to the extent in Seller’s possession or within Seller’s reasonable control), the delivery of each of which shall be a condition to the performance by Buyer of its obligations under the terms of this Agreement:
9.1     Leases. Seller shall deliver to Buyer originals of all the Leases or, to the extent an original Lease is unavailable, a duplicate original thereof with a certificate executed by Seller warranting the completeness and authenticity of such duplicate original;
9.2     Rent Roll. Seller shall deliver to Buyer the Rent Roll, updated as of the Closing Date;
9.3     Service Contracts. Seller shall deliver to Buyer originals of all Service Contracts, or, to the extent an original Service Contract is unavailable, a duplicate original thereof;
9.4     Records, Plans and Warranties. Seller shall deliver to Buyer originals, to the extent available, or copies of the Records, Plans and Warranties.
9.5     Licenses and Permits. Seller shall deliver to Buyer originals of all Licenses and Permits or, to the extent an original of a License or Permit is unavailable, a duplicate original thereof; and
10.     Costs and Expenses. If the transaction contemplated by this Agreement is consummated, then upon the Closing Seller shall pay (A) the premium for the standard coverage portion of the Title Policy and the cost of any endorsements issued to cure a title objection that

Seller elected to cure in Seller’s Title Notice, (B) one‑half (½) of all escrow fees and costs, (C) all costs related to the release of disapproved title matters pursuant to Paragraph 7.1.1 above, (D) all real property transfer taxes (also known as RPTT), and (E) Seller’s share of prorations. If the transaction contemplated by this Agreement is consummated, then upon the Closing Buyer shall pay (W) the incremental additional premium (if any) for the extended coverage portion of the Title Policy and the cost of any endorsements to the extent in excess of the premium set forth in (A) above, (X) all document recording charges, (Y) one‑half (½) of all escrow fees and costs, and (z)  Buyer’s share of prorations. Buyer and Seller shall each pay their own legal and professional fees. All other costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice in the County.
11.     Prorations. All revenues and expenses relating to the Property, including without limitation, real property taxes and assessments, rent payable under the Ground Lease, utility charges and the like, shall be prorated on an accrual basis as of the Close of Escrow; provided, however, rentals shall be prorated on a cash received basis. Such proration shall be made as of 12:01 a.m. midnight (Pacific time) on the Closing Date (the “Proration Time”). If any rents under any of the leases for space at the Property shall be accrued and unpaid at the Closing Date, the rents collected by Buyer on or after the Closing Date shall first be applied to rents due at the time of such collection on or after the Closing Date, with the balance payable to the Seller to the extent of rents delinquent as of the Closing Date; provided that Buyer shall use commercially reasonable diligent efforts to collect any delinquent rents, but shall not be required to institute any proceeding or incur any material out-of-pocket costs to collect any rents accrued and unpaid on the Closing Date. Seller, at its sole cost, shall be entitled to bring such actions or proceedings against tenants provided that such actions do not affect such tenant’s possession. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing as of the Proration Time on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Seller shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based upon an estimate for the year of Closing, a post-Closing “true up” will be performed for the actual expense to determine the Seller and Buyer obligation for their ownership period for the year of Closing. Each party will be responsible to pay for any CAM Charges “true up” necessary to the extent that any Lease provides for a “true up”, which payment shall be based on such party’s period of ownership. Seller shall pay over to or credit Buyer at Closing all cash security deposits (together with any interest required to be paid thereon) held by Seller pursuant to the leases of tenants at the Property. Buyer shall receive a credit at Closing from the Seller in the amount of the sum of: (i) any and all rent concessions and/or rent abatements which related to the current lease term of the Leases that exist as of the date hereof and are unpaid, unapplied and/or unutilized; (ii) any and all tenant improvement allowances which relate to the current lease term of the Leases that exist as of the date hereof and are unpaid, unapplied and/or unutilized; (iii) the cost, as estimated by the parties in their reasonable discretion, of any and all non-monetary tenant inducement obligations of the Seller, as landlord or lessor under the Leases that exist as of the date hereof, which relate to the current lease term of the Leases that exist as of the date hereof (e.g., painting and carpeting) and are unperformed; and (iv) any and all leasing commissions which relate to the current lease term of the Leases that exist as of the date hereof and are unpaid. Notwithstanding the foregoing, all tenant improvement costs and allowances and all brokerage commissions and finder’s fees shall be prorated with respect to all leases and lease modifications entered into between the Execution Date and the Closing Date based on the portion of the lease term that pertains to periods on or after the Closing, with Seller only being responsible for such costs multiplied by a fraction, the numerator of which is the number of days prior to the Closing that Seller has received rent from such tenant under the new lease or lease modification and the denominator of which is the total number of days in such new lease term, and Buyer being solely responsible for the balance of such costs. If the parties are unable to obtain final meter readings from all applicable meters as of the Close of Escrow, such expenses shall be reasonably estimated as of the Close of Escrow on the basis of the prior operating history of the Property. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. If the most recent tax assessment and levy is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. If after the Closing there is any retroactive increase or decrease in the real or personal property taxes or assessments (not caused by Buyer’s acquisition of the Property) imposed on the Property: (1) if such increase or decrease relates to the tax year in which the Closing occurred, then such increase or decrease shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase or decrease relates to any tax year subsequent to the tax year which the Closing occurred, then such increase or decrease shall be for the benefit of or be the obligation of Buyer, as appropriate, and (3) if such increase or decrease relates to any tax year prior to the tax year in which the Closing occurred, then such increase or decrease shall be for the benefit of or be the obligation of Seller, as appropriate. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period after Closing shall belong to Buyer following the Closing, except that Seller shall be entitled to receive any refunds applicable to the period prior to Closing to the extent that Seller initiated a contest prior to Closing. All monthly prorations shall be calculated on actual days of the applicable month and all annual prorations shall be calculated based on a 365‑day year. Not less than five (5) business days prior to the Close of Escrow, Seller and Buyer shall agree upon a schedule of expenses and prorations (“Proration and Expense Schedule”). If any prorations, apportionments or computations made under this Paragraph 11 shall require final adjustment because the information is unavailable at the Proration Time, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same. Such adjustments shall be made as soon as complete and accurate information becomes available, but in all events no later than 180 days after the Closing, except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available. If a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party. Any corrected adjustment or proration shall be paid promptly by check or other settlement such as a wire transfer to the party entitled thereto. The obligations of the parties under this Paragraph 11 shall survive the Close of Escrow until the date that is ninety (90) days after the end of the calendar year in which Closing occurs and shall not merge with the Deed.
12.     Disbursements and Other Actions by Escrow Holder. At the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner hereinbelow indicated.
12.1     Recording. Escrow Holder shall cause the Deed, Memorandum of Ground Lease Assignment and any other documents which the parties hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.
12.2     Funds. Escrow Holder shall disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price in accordance with the Closing Statement, which will reflect that the Escrow Holder shall:
12.2.1     Deduct from the Purchase Price all items chargeable to the account of Seller pursuant to Paragraph 11;
12.2.2     If, as the result of the prorations and credits pursuant to Paragraph 11, amounts are to be charged to account of Seller, deduct from the Purchase Price the total amount of such charges;
12.2.3     Disburse the balance of the Purchase Price to Seller promptly upon the Close of Escrow; and
12.2.4     Disburse the remaining balance of the funds, if any, to Buyer promptly upon the Close of Escrow.
12.3     Title Policy. Escrow Holder shall direct the Title Company to issue the Title Policy to Buyer.
12.4     Disbursement of Documents to Buyer. Escrow Holder shall disburse to Buyer a conformed copy of the Deed and Memorandum of Ground Lease, and an original of the General Lease Assignment, the General Assignment, the FIRPTA Certificate and any other documents (or copies thereof) deposited into Escrow by Seller pursuant hereto.
12.5     Disbursement of Documents to Seller. Escrow Holder shall disburse to Seller a conformed copy of the Deed and Memorandum of Ground Lease Assignment, and copies of the Ground Lease Assignment and General Assignment.
13.     Seller’s Representations and Warranties. In addition to any express agreements of Seller contained herein, the following constitute representations and warranties of Seller to Buyer:

13.1     Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated by this Agreement.
13.2     Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated by this Agreement. No consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required for Seller to consummate the transaction contemplated by this Agreement.
13.3     Individual Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller and the partners of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.
13.4     No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Seller is a party or affecting the Property.
13.5     Bankruptcy. Seller has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.
13.6     No Notice of Code Violations. To Seller’s knowledge, Seller has not received any written notice from any governmental agency that the Property or any condition existing thereon or any present use thereof violates any law or regulations applicable to the Property.
13.7     No Litigation. There is no litigation, arbitration, condemnation proceeding, or other legal or administrative suit, action, proceeding or investigation of any kind pending or, to Seller’s knowledge, threatened against or involving Seller or the Property or any part thereof.
13.8     No Rights of First Refusal. There are no outstanding rights of first refusal, rights of reverter, or options to purchase relating to the Property or any interest therein, except as set forth in the Ground Lease.
13.9     Prohibited Persons and Transactions. Neither Seller nor any of its affiliates, nor, to Seller’s knowledge, any of their respective members, and none of their respective officers or directors is, nor prior to Closing or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action and is not and prior to Closing or the earlier termination of this Agreement will not knowingly engage in any dealings or transactions with or be otherwise associated with such persons or entities.
13.10     Agreements with Governmental Agencies. Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property that would be binding on the Property or Buyer following Closing.
13.11     Leases. Seller has delivered or made available to Buyer true and complete copies of the Leases. The Rent Roll set forth on Schedule 13.11 attached hereto is true, correct and complete in all material respects. To the best of Seller’s knowledge, each of the Leases is in full force and effect. Seller is “landlord” or “lessor” under the Leases and is entitled to assign to Buyer, without the consent of any party, the Leases. To the best of Seller’s knowledge, except as otherwise disclosed to Buyer in writing, neither Seller nor any Tenant is in default under its respective Lease, after the expiration of all applicable notice and cure periods, and no notice of default has been given by either Seller or Tenant under any Lease which remains uncured. To the best of Seller’s knowledge, except as otherwise disclosed to Buyer in writing, no tenant has asserted any claim of offset or other defense in respect of its or Seller’s obligations under its respective Lease. To the best of Seller’s knowledge, except as otherwise disclosed to Buyer in writing, no tenant has filed for bankruptcy or taken any similar debtor-protection measure, or discontinued operations at the Property (except as otherwise permitted by the Hospital Lease for “Flex Space”). There are no tenant improvement allowances, non-monetary tenant improvement obligations of Landlord, leasing commissions and/or rent concessions with respect to the current term of any Tenant Lease, except as disclosed on Schedule 13.11 attached hereto or as otherwise set forth in any estoppel certificate delivered to Buyer.
13.12     Declarations. Seller has not received any written notice from, and, to the best of Seller’s knowledge, there are no grounds for, any declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property.
13.13     Hazardous Materials. To Seller’s knowledge, except as disclosed in the Materials, Seller has not received written notice from any governmental authority of any violation of any laws, ordinances, statutes, codes, rules or regulations relating to Hazardous Materials (as defined below). For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C.

Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).
13.14     Ground Lease. Seller has delivered to Buyer a true and complete copy of the Ground Lease; the Ground Lease has not been amended or modified; and to the best of Seller’s knowledge, the Ground Lease is in full force and effect. To the best of Seller’s knowledge, except as otherwise disclosed to Buyer in writing, neither Seller nor Ground Lessor is in default under the Ground Lease, after the expiration of all applicable notice and cure periods, and no notice of default has been given by either Seller or Ground Lessor under the Ground Lease which remains uncured. To the best of Seller’s knowledge, except as otherwise disclosed to Buyer in writing, Ground Lessor has asserted no claim of offset or other defense in respect of its or Seller’s obligations under the Ground Lease. To the best of Seller’s knowledge, except as otherwise disclosed to Buyer in writing, Ground Lessor has not filed for bankruptcy or taken any similar debtor-protection measure. Seller has complied with the requirements set forth in Sections 14.2 and 14.8 of the Ground Lease as they pertain to the transactions contemplated by this Agreement.
13.15     Affiliated Tenants. Seller is not affiliated with any of the Tenants.
13.16     Materials. The copies of the Materials described as items 7, 8, 11, 12, 13 and 19 in Schedule 7.1.2 given by Seller to Buyer are accurate in all material respects and are complete copies of those used in the ordinary course of Seller’s business.
The representations and warranties of Seller set forth in this Paragraph 13 shall survive the Close of Escrow for a period of nine (9) months, but not thereafter, it being the intention of the parties that all suits or actions for breach of any such representations and warranties must be commenced, if at all, within said nine (9) months of the Close of Escrow or they shall be forever barred. Notwithstanding the foregoing, if, prior to the Closing Date, Buyer or Seller should learn, discover or become aware of any existing or new item, fact or circumstance which renders a representation or warranty of Seller set forth herein incorrect or untrue in any material respect (collectively, the “Representation Matter”), then the party who has learned, discovered or become aware of such Representation Matter shall promptly give written notice thereof to the other party and Seller’s representations and warranties shall be automatically limited to account for the Representation Matter. If, prior to the Closing Date, Buyer discovers or is notified of a Representation Matter that renders any representation or warranty of Seller materially untrue or inaccurate, then Buyer shall have the right, as its sole remedy to terminate this Agreement and obtain a refund of the Deposit by providing written notice thereof to Seller no later than five (5) business days after Buyer learns or is notified of such Representation Matter; provided, however, Buyer shall have no right to terminate this Agreement for any Representation Matter arising from a change in circumstances that is otherwise permitted under this Agreement. Notwithstanding the foregoing, (i) if any Tenant is estopped from making a claim against Buyer due to its delivery of an Estoppel Certificate to Buyer in connection with this transaction, then Buyer agrees to first assert a defense against such Tenant based on said estoppel before pursuing a claim against Seller for breach of any representation or warranty made by Seller hereunder which is discovered post‑Closing and relates to such estopped matter, and (ii) if such inaccuracy is due to a willful or intentional act by Seller or a breach by Seller of its covenants set forth in this Agreement, Buyer shall have the default remedies set forth in Paragraph 20.1 below. Upon such termination, neither party hereunder shall have any further obligations or liabilities under this Agreement except as specifically set forth herein. If Buyer does not timely terminate this Agreement, then Seller’s representations and warranties shall be automatically limited to account for the Representation Matter, Buyer shall be deemed to have waived Buyer’s right to pursue any remedy for breach of the representation or warranty made untrue on account of such Representation Matter, and the parties shall proceed to the Close of Escrow.
14.     Seller Covenants Prior to Closing.
14.1     New Leases; Ground Lease. Seller hereby agrees that, (A) until the expiration of the Contingency Period or earlier termination of this Agreement in accordance with the terms hereof, Seller will not modify, extend, consent to any assignment, sublease or termination, or otherwise change any of the terms, covenants or conditions of the Leases or enter into new Leases affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld (in the event Buyer has not responded to Seller’s written request for consent within three (3) Business Days after Seller’s delivery to Buyer of all pertinent information concerning such lease, obligation or agreement, Buyer shall be deemed to have consented thereto); provided that Buyer will not be permitted to withhold such consent unless such modification or change materially and adversely affects the term of the Lease or the economics of the Lease, or, in the case of an assignment, is an assignment to an entity that is not as creditworthy as the current Tenant, (B) following the expiration of the Contingency Period until the Closing provided this Agreement has not been terminated as provided herein, Seller will not modify, extend, consent to any assignment, sublease or termination or otherwise change any of the terms, covenants or conditions of the leases or enter into new leases affecting the Property without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole but reasonable discretion (in the event Buyer has not responded to Seller’s written request for consent within three (3) Business Days after Seller’s delivery to Buyer of all pertinent information concerning such lease, obligation or agreement, Buyer shall be deemed to have consented thereto); and (C) from the Execution Date until Closing, provided this Agreement has not been terminated as provided herein, Seller will not modify, amend, or otherwise change any of the terms, covenants or conditions of the Ground Lease or any documents related to the Ground Lease, or enter into any new documents relating to the Ground Lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion. Seller shall copy Buyer on any and all material correspondence received from or sent to tenants regarding the Leases, and Seller shall copy Buyer on any and all correspondence received or sent with respect to the Ground Lease.
14.2     Service Contracts. Except as otherwise provided herein, after the Contingency Date, Seller will not extend, renew, modify or replace any of the Service Contracts without the prior written consent of Buyer. If Buyer does not disapprove any request of Seller regarding a Service Contract within three (3) Business Days after Buyer’s receipt of such written request, Buyer shall be deemed to have approved such request. Buyer shall not be required to assume any Service Contract of Seller at Closing (other than the Service Contract with Otis Elevator). Seller, at Seller’s sole cost and expense, shall terminate any Service Contracts (other than the Service Contract with Otis Elevator) that Buyer does not elect to assume, in Buyer’s sole and absolute discretion, by written notification to Seller prior to the expiration of the Contingency Period. Notwithstanding anything to the contrary contained herein, Seller shall terminate, at Seller’s sole cost and expense, any and all leasing commission agreements and management agreements affecting the Property effective on or before the Closing.
14.3     Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements of the Ground Lease and any mortgage or deed of trust affecting the Property.
14.4     Encumbrances. At all times prior to Closing, except as otherwise permitted pursuant to Paragraph 14.1 above, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.
14.5     Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly property level operating statement for the operation of the Property on or before the day which is ten (10) days after the end of each month, commencing with the month during which the Execution Date occurs and continuing for each full calendar month thereafter until the Closing Date.
14.6     Estoppels. Seller shall use commercially reasonable efforts to obtain the Tenant Estoppel Certificates described in Paragraph 7.1.5 above, and the Ground Lessor Estoppel Certificate.
14.7     Ground Lease Amendment. Seller shall use commercially reasonable efforts to obtain an executed amendment to the Ground Lease executed by Seller and Ground Lessor on or prior to Closing, which amendment shall be in the form provided by Buyer to Seller on or prior to the Effective Date, subject to changes mutually agreed to by Buyer and Ground Lessor; provided that such amendment shall not be a condition to Closing.

15.     Buyer’s Representations and Warranties. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer to Seller:
15.1     Power. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated by this Agreement.
15.2     Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with entering into this Agreement and the instruments referenced herein; and, by the Close of Escrow all such necessary action will have been taken to authorize the consummation of the transaction contemplated by this Agreement. By the Close of Escrow no additional consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party shall be required for Buyer to consummate the transaction contemplated by this Agreement.
15.3     Individual Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right, and actual authority to bind Buyer to the terms and conditions hereof and thereof.
15.4     No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Buyer is a party.
15.5     Bankruptcy. Buyer has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.
15.6     Prohibited Persons and Transactions. Neither Buyer nor any of its affiliates, nor, to Buyer’s knowledge, any of their respective members, and none of their respective officers or directors is, nor prior to Closing or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action and is not and prior to Closing or the earlier termination of this Agreement will not knowingly engage in any dealings or transactions with or be otherwise associated with such persons or entities.
Buyer’s representations and warranties made in this Paragraph 15 shall be continuing and shall be true and correct as of the Close of Escrow with the same force and effect as if remade by Buyer in a separate certificate at that time. The truth and accuracy of Buyer’s representations and warranties made herein shall constitute a condition for the benefit of Seller to the Close of Escrow and shall survive the Closing for a period of nine (9) months.
16.     Condemnation and Destruction.
16.1     Condemnation. If at any time prior to the Closing Date any “material” portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then at Buyer’s option, to be exercised within ten (10) Business Days after receipt of notice of such taking, this Agreement shall terminate, and the Deposit shall be promptly returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. As used in this Paragraph 16.1, the term “material” shall mean a taking which (a) materially and adversely affects the value or operations of the Property; (b) adversely affects the value of the Property by more than ten percent (10%) of the Purchase Price; (c) the condemnation results in a circumstance whereby a Tenant under a Lease may terminate its Lease or receive a rent abatement; or (d) the condemnation results in a circumstance whereby a party can terminate the Ground Lease. Seller shall give Buyer written notice of any taking promptly after Seller obtains knowledge thereof. If less than a material portion of the Property is condemned or taken by eminent domain proceedings or if Buyer does not timely notify Seller in writing of its election to terminate this Agreement, Buyer shall be deemed to have elected not to terminate this Agreement. If Buyer elects or is deemed to have elected not to terminate this Agreement, the parties shall proceed to the Closing Date without a reduction in the Purchase Price and, upon the Closing, all condemnation proceeds paid or payable to Seller (other than losses pertaining to periods prior to the Closing) shall belong to Buyer and shall be paid over and assigned to Buyer. Seller shall have no obligation to make any repairs to the Property in the event of a condemnation.
16.2     Damage and Destruction. If at any time prior to the Closing Date a material portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, then at Buyer’s option, to be exercised within ten (10) Business Days after receipt of notice of such destruction or damage, this Agreement shall terminate, the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer does not timely notify Seller in writing of its election to terminate this Agreement, Buyer shall be deemed to have elected not to terminate this Agreement. For purposes hereof, the term “material” shall be deemed to be a damage or destruction (a) in excess of ten percent (10%) of the Purchase Price; (b) the nature of the casualty results in a circumstance whereby a Tenant under a Lease may terminate its Lease or receive a rent abatement; or (c) the nature of the casualty results in a circumstance whereby a party can terminate the Ground Lease. If less than a material portion of the Property is damaged or destroyed or if a material portion is damaged or destroyed and Buyer elects or is deemed to have elected not to terminate this Agreement, the parties shall proceed to the Closing Date without reduction in the Purchase Price and, upon the Closing, all property insurance proceeds paid or payable to Seller as a result of such casualty shall belong to Buyer and shall be paid over and assigned to Buyer, and Buyer shall receive a credit from Seller for any deductible and any uninsured loss. Seller shall have no obligation to make any repairs to the Property in the event of a damage or destruction.
17.     Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party (hereafter, the “Notice”) shall be in writing and shall be validly given or made to another party if served personally, delivered by carrier service, or if deposited in the United States mail, certified or registered, postage prepaid or if transmitted by e-mail. If the Notice is served personally, service shall be conclusively deemed made at the time of such personal service. If the Notice is given by mail, the Notice shall be conclusively deemed given upon receipt or refusal of delivery. If the Notice is sent by telegraph or if by other carrier service, the Notice shall be deemed given upon confirmation of delivery by the carrier. If the Notice is sent by e-mail, Notice shall be deemed given immediately following transmission. Notices delivered by e-mail must be followed by confirmation via carrier service. The Notice shall be addressed to the party to whom such notice, demand or other communication is to be given at the address set forth in the Basic Provisions above. Any party hereto may change its address for the purpose of receiving Notices as herein provided by a written Notice given in the manner aforesaid to the other party or parties hereto.
18.     Broker. Except with respect to the Broker, which has been engaged by Seller pursuant to a separate agreement, and shall be paid by Seller, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. In the event of any such claims for brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement, representation or agreement made by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.
19.    Entry. Provided that Buyer is not in default of its obligations under this Agreement, then from and after the Opening of Escrow through the earlier of the termination of this Agreement or the Closing Date, Buyer, its agents, consultants, contractors and subcontractors shall have the right, at reasonable times upon at least 48‑hours prior written notice to Seller and provided that Buyer has coordinated with Seller so as to afford Seller a reasonable opportunity to have a representative present at all such times, to enter upon the Property to conduct or make any and all inspections and tests as may be necessary or desirable, subject to the rights of any tenants or occupants of the Property and the limitations set forth below in this Paragraph 19. The scope of any analysis which requires physical sampling or any other invasive or intrusive testing of all or any part of the Property shall be subject to: (a) the prior written approval of Seller, which Seller may withhold or condition in its sole discretion, (b) Seller’s receipt of written evidence that Buyer has procured the insurance required pursuant to this Paragraph 19, and (c) the requirement that Buyer dispose of all such test samples in accordance with applicable law and at no cost or liability to Seller. Nothing herein shall authorize any subsurface testing or drilling on the Property by Buyer or its environmental consultant unless specifically approved in writing by Seller, which Seller may condition or deny in its sole discretion. Notwithstanding anything set forth herein to the contrary, in the event that Buyer’s Phase I environmental site assessment recommends a Phase II environmental site assessment and Seller withholds its consent to such Phase II environmental site assessment, and Buyer terminates this Agreement under Paragraph 7.3 above as a result, Buyer shall be entitled to receive from Seller reimbursement of Buyer’s actually incurred out of pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement, including without limitation Buyer’s attorneys’ fees. Buyer shall obtain or cause its consultants to obtain (and provide evidence to Seller), at Buyer’s sole cost and expense, prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance covering any and all liability of Buyer and Seller with respect to or arising out of any investigative activities. Such policy of insurance shall be from an insurance company acceptable to Seller and name Seller as an additional insured and shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Buyer, Buyer’s employees, agents, contractors, suppliers, consultants or other related parties. Such policy of insurance shall have liability limits of not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability.
In the event that Buyer terminates this Agreement, at Seller’s request, Buyer hereby agrees to provide to Seller, copies of all tests, reports, studies and the like generated by such vendor in connection with Buyer’s inspection of the Property; provided that (i) Seller shall reimburse Buyer for all of the costs of such third party reports and materials promptly upon receipt of such reports and materials; (ii) such reports and materials are being delivered and made without representation or warranty of any kind by Buyer; and (iii) Seller acknowledges that its ability to rely on any such reports or materials may be subject to the consent of the preparers of such reports or materials. Prior to Closing, Buyer shall keep all documents and information received from Seller and/or its agents and the results of all of its inspections, studies, investigations, analysis, reports and the like confidential except as required by law and except (A) for disclosures made to Buyer’s or its affiliates agents, consultants, attorneys, lenders, prospective lenders, underwriters, prospective underwriters, placement agents, prospective placement agents, and employees; (B) to the extent Buyer or its affiliates determine, in consultation with its legal counsel, that such disclosure is required by applicable law or is otherwise required in connection with any filing by Buyer or its affiliates with the Securities and Exchange Commission (the “SEC”) or any stock exchange rule applicable to Buyer or its affiliates; and (C) to the extent Buyer or its affiliates determine, in consultation with legal counsel, that such disclosure is required in any prospectus, report or other filing made by Buyer or its affiliates with the SEC or any stock exchange or in any press release, earnings release or supplemental data related thereto; provided that any press release shall be subject to the mutual approval of Seller and Buyer (except that so long as neither Seller’s name nor the Purchase Price is disclosed, Buyer may reference the address of the Property and the fact that Buyer acquired the same without Seller’s approval). Buyer hereby indemnifies, defends and holds the Property, Seller and their respective officers, directors, shareholders, participants, affiliates, employers, representatives, invitees, agents and contractors free and harmless from and against any and all actual claims, costs, losses, liabilities, damages or expenses arising out of or resulting from such entry by Buyer, its agents, consultants, contractors and subcontractors. Additionally, Buyer shall immediately, at its sole cost and expense, repair any and all physical damage arising out of or resulting from such entry and any acts or omissions by Buyer, its agents, employees, consultants, contractors and subcontractors, and shall immediately, at its sole cost and expense, restore the Property to the condition that existed immediately prior to such entry by Buyer, its agents, employees, consultants, contractors and subcontractors. Furthermore, prior to Closing, Buyer hereby agrees not to meet with any governmental agencies with respect to the Property without Seller’s prior written consent, which Seller may withhold or condition in its reasonable discretion (and, without limiting the foregoing, Buyer agrees to give Seller a reasonable opportunity to be present during any such meeting with any governmental agency). For clarification, the foregoing shall not preclude Buyer or its agents or consultants from contacting governmental agencies to obtain information regarding zoning, permitting, violations, or other matters that are routinely addressed in zoning, property condition, and environmental reports. In no event shall the indemnity, repair or restoration obligations of this Paragraph 19 include the discovery of pre-existing conditions disclosed by Buyer’s investigations. Buyer shall have the right to interview tenants of the Property provided such are arranged through Seller’s Representative and Seller has a reasonable opportunity to be present during each such interview. Buyer shall keep the Property free and clear of any mechanics’ liens or materialmen’s liens related to Buyer’s inspection and the other activities contemplated in this Paragraph 19. This Paragraph 19 shall survive the Close of Escrow and shall not be merged with the Deed, and shall survive the termination of this Agreement and Escrow prior to the Close of Escrow, and shall not be limited by any provision of this Agreement.
20.     Legal and Equitable Enforcement of this Agreement.
20.1     Default by Seller. In the event the Close of Escrow and the consummation of the transactions herein contemplated do not occur by reason of any default by Seller, Buyer shall, upon written notice to Seller (“Default Notice”) be entitled to (i) terminate this Agreement, recover the Deposit, and receive reimbursement from Seller of Buyer’s actually incurred, out of pocket third party costs in conjunction with the Agreement (not to exceed $100,000), after which both parties shall be released from all further obligations under this Agreement except as otherwise provided herein and (ii) pursue the specific performance of this Agreement, provided any action for specific performance is commenced within ninety (90) days of delivery of the Default Notice. Notwithstanding the foregoing, in the event that Seller’s default has resulted in specific performance being unavailable to Buyer as a remedy, Buyer shall, upon sending a Default Notice, be entitled to terminate this Agreement, recover the Deposit, receive reimbursement from Seller of Buyer’s actually incurred, third party out of pocket costs in conjunction with this Agreement, without any cap, and receive from Seller as liquidated damages as a result thereof, an amount equal to $250,000, after which both parties shall be released from all further obligations under this Agreement except as otherwise provided herein. Notwithstanding anything set forth herein to the contrary, if Buyer has funded the balance of the Purchase Price at Closing in accordance with this Agreement and Seller has defaulted, Buyer shall, if entitled, be promptly returned the balance of the Purchase Price from escrow; provided that in connection with any action for specific performance brought by Buyer, Buyer shall provide proof of immediately available funds or post any bond that may be required by the court or applicable law, in the amount of the balance of the Purchase Price, in connection with such action.

BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH BUYER MAY SUFFER IN THE EVENT THAT SELLER’S DEFAULT RESULTS IN SPECIFIC PERFORMANCE BEING UNAVAILABLE TO BUYER AS A REMEDY. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT BUYER WOULD SUFFER IN THE EVENT OF SUCH A DEFAULT IS AN AMOUNT EQUAL TO $250,000, IN ADDITION TO THE RETURN OF THE DEPOSIT AND REIMBURSEMENT OF BUYER’S OUT OF POCKET EXPENSES. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR SUCH A DEFAULT BY SELLER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY.

/s/ MS	/s/ CKR
Buyer's Initials	Seller's Initials

20.2     DEFAULT BY BUYER. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF A DEFAULT OF BUYER, SELLER’S SOLE REMEDY (EXCEPT AS PROVIDED BELOW) SHALL BE TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES AND SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER IN SUCH AN EVENT. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT (TO THE EXTENT THERETOFORE DEPOSITED BY BUYER WITH ESCROW HOLDER). SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY BUYER, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SELLER, OTHER THAN THOSE OBLIGATIONS THAT EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, BUYER’S OBLIGATION TO INDEMNIFY SELLER UNDER PARAGRAPH 19, AND THE RIGHT TO COLLECT ATTORNEYS’ FEES AND COSTS IN ANY ACTION TO ENFORCE THIS PROVISION. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY. UPON SUCH A DEFAULT BY BUYER, THIS AGREEMENT SHALL BE TERMINATED AND EXCEPT AS PROVIDED IN THIS PARAGRAPH, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER.

/s/ MS	/s/ CKR
Buyer's Initials	Seller's Initials

20.3     Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns (collectively, the “Buyer Parties”) hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, affiliated or related entities of Seller or Seller’s property management company have any personal liability under this Agreement. Seller on its own behalf and on behalf of its agents, members, partners, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the Buyer Parties have any personal liability under this Agreement. Notwithstanding anything to the contrary contained herein: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Exhibits attached hereto (collectively, the “Other Documents”) shall, under no circumstances whatsoever, exceed an amount equal to $1,100,000 (the “CAP Amount”); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of $50,000.00 (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be subject to the CAP Amount set forth in clause (a) above. Seller and Buyer agree that neither the Floor Amount nor the CAP Amount shall apply to any claims made under Paragraph 11 hereof or any recovery based solely on fraud.

21.     Assignment. Buyer shall have the one-time right to assign its rights and obligations under this Agreement to an entity wholly owned and controlled by the principals of Buyer, by giving prior written notice to Seller, provided that such assignee expressly assumes the obligations of Buyer arising thereafter, provided however that Buyer remains liable for any obligations of “Buyer” under this Agreement notwithstanding any such assignment (i.e., as if such assignment did not occur). Any assignee shall succeed to all the rights and remedies hereunder, including, but not limited to, the specific performance of this Agreement.
22.     As-Is/Release. AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER AND THE PERFORMANCE BY SELLER OF ITS DUTIES AND OBLIGATIONS HEREUNDER, BUYER DOES HEREBY ACKNOWLEDGE, REPRESENT, WARRANT AND AGREE, TO AND WITH THE SELLER, THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER UNDER THIS AGREEMENT AND THE DOCUMENTS EXECUTED AT CLOSING, (A) BUYER IS PURCHASING THE PROPERTY IN AN “AS-IS” CONDITION AS OF THE DATE OF THE CLOSE OF ESCROW WITH RESPECT TO ANY FACTS, CIRCUMSTANCES, CONDITIONS AND DEFECTS; (B) SELLER HAS NO OBLIGATION TO REPAIR OR CORRECT ANY SUCH FACTS, CIRCUMSTANCES, CONDITIONS OR DEFECTS OR COMPENSATE BUYER FOR SAME; (C) BY THE CLOSE OF ESCROW, BUYER SHALL HAVE UNDERTAKEN ALL SUCH PHYSICAL

INSPECTIONS AND EXAMINATIONS OF THE PROPERTY AS BUYER DEEMS NECESSARY OR APPROPRIATE UNDER THE CIRCUMSTANCES, AND THAT BASED UPON SAME, BUYER IS AND WILL BE RELYING STRICTLY AND SOLELY UPON SUCH INSPECTIONS AND EXAMINATIONS AND THE ADVICE AND COUNSEL OF ITS AGENTS AND OFFICERS, AND BUYER IS AND WILL BE FULLY SATISFIED THAT THE PURCHASE PRICE IS FAIR AND ADEQUATE CONSIDERATION FOR THE PROPERTY; (D) SELLER IS NOT MAKING AND HAS NOT MADE ANY WARRANTY OR REPRESENTATION WITH RESPECT TO ALL OR ANY PART OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, ANY MATTERS CONTAINED IN DOCUMENTS MADE AVAILABLE OR DELIVERED TO BUYER IN CONNECTION WITH THIS AGREEMENT) AS AN INDUCEMENT TO BUYER TO ENTER INTO THIS ESCROW AND THEREAFTER TO PURCHASE THE PROPERTY OR FOR ANY OTHER PURPOSE; AND (E) BY REASON OF ALL OF THE FOREGOING, BUYER SHALL ASSUME THE FULL RISK OF ANY LOSS OR DAMAGE OCCASIONED BY ANY FACT, CIRCUMSTANCE, CONDITION OR DEFECT PERTAINING TO THE PROPERTY, INCLUDING WITHOUT LIMITATION THE PRESENCE OF ANY ASBESTOS CONTAINING MATERIAL, HAZARDOUS MATERIAL, TOXIC OR RADIOACTIVE WASTE, SUBSTANCE OR MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY, AND BUYER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES AND RELEASES SELLER AND ALL OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, AFFILIATES AND PARTNERSHIPS, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, MEMBERS, AGENTS AND EMPLOYEES, AND THEIR RESPECTIVE SUCCESSORS, HEIRS AND ASSIGNS AND EACH OF THEM (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL RIGHTS AND CLAIMS AGAINST SELLER AND/OR THE RELEASED PARTIES WITH RESPECT TO THE PROPERTY (INCLUDING WITHOUT LIMITATION THE CONDITION, VALUATION, MARKETABILITY OR UTILITY OF THE PROPERTY AND ANY RIGHTS OF BUYER UNDER THE STATE OR FEDERAL COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, AS AMENDED FROM TIME TO TIME, OR SIMILAR LAWS), EXCEPT TO THE EXTENT SUCH RIGHTS AND CLAIMS ARISE FROM OR RELATE TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER UNDER THIS AGREEMENT AND THE DOCUMENTS EXECUTED AT CLOSING. THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OF WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE TO SELLER. IN CONNECTION AND TO THE EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND THE RELEASED PARTIES FROM

ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.

/s/ MS
Buyer's Initials

23.     Miscellaneous.

23.1     Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
23.2     Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.
23.3     Survival of Representations. The covenants, agreements, representations and warranties made herein shall survive the Close of Escrow for a period of nine (9) months.
23.4     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.
23.5     Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom.
23.6     Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.
23.7     Time of Essence. Seller and Buyer hereby acknowledge and agree that time is of the essence with respect to this Agreement.

23.8    Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement. All exhibits referred to in this Agreement and the Glossary of Terms are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.
23.9     Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Nevada.
23.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.
23.11     No Joint Venture. This Agreement shall not create a partnership or joint venture relationship between Buyer and Seller.
23.12     Confidentiality. Neither Buyer nor Seller shall make any public announcement or disclosure of any information related to this Agreement to outside brokers other than (i) Broker or third parties before the Closing Date and (ii) following any termination of this Agreement, without the mutual agreement of the parties. Notwithstanding the foregoing, (a) Seller and Buyer may disclose the terms of this Agreement to their respective affiliates, agents, attorneys, consultants, underwriters, prospective underwriters, placement agents, prospective placement agents, and employees to the extent necessary to permit such third parties to assist Seller or Buyer in performing their respective obligations hereunder, including Buyer’s consultants engaged to conduct due diligence, to Buyer’s prospective property managers, to Ground Lessor and Buyer’s financing and investor sources, and to the extent required by law; provided that all such third parties shall be advised of the confidential nature of this Agreement and instructed not to disclose information to others; and (b) Buyer may disclose the terms of this Agreement (i) to the extent Buyer or its affiliates determine, in consultation with its legal counsel, that such disclosure is required by applicable law or otherwise required in connection with any filing by Buyer or its affiliates with the SEC or any stock exchange rule applicable to Buyer or its affiliates; and (ii) to the extent Buyer or its affiliates determine, in consultation with legal counsel, that such disclosure is required in any prospectus, report or other filing made by Buyer or its affiliates with the SEC or any stock exchange or in any press release, earnings release or supplemental data related thereto; provided that any press release shall be subject to the mutual approval of both Seller and Buyer (except that so long as neither Seller’s name nor the Purchase Price is disclosed, Buyer may reference the address of the Property and the fact that Buyer acquired the same without Seller’s approval). Buyer agrees that all information, whether written or verbal, relating to the physical condition of the Property and regardless of whether such information was obtained by Seller or Buyer, shall constitute the confidential information of Seller prior to the Closing and following any termination of this Agreement and that the unauthorized use or disclosure of such confidential information would cause irreparable harm to Seller. Notwithstanding anything to the contrary in this Paragraph 23.12, confidential information shall not include information that: (A) is already public knowledge or becomes public knowledge through no fault, action or inaction of Buyer; (B) Buyer is compelled or required by applicable law or administrative or legal process to disclose; or (C) was rightfully in Buyer’s possession without restriction prior to receipt from Seller or was independently developed by Buyer without the use of any confidential information, and such possession and/or independent development can be demonstrated by written evidence. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the SEC. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. This provision shall expressly survive the termination of this Agreement.
24.     Section 1031 Exchange. Seller and Buyer acknowledge that the electing party may elect to effect the sale and purchase of the Property as an exchange pursuant to Section 1031 of the Internal Revenue Code, provided the electing party utilizes the services of a “qualified intermediary” as defined in Treasury Regulation § 1.1031(k)‑(g)(4)(iii) (“Intermediary”) to effectuate such Section 1031 exchange and will reasonably cooperate in the accomplishment of that purpose provided only that (i) the other party shall not be required to be vested in title to any parcel other than the Property, (ii) the other party shall incur no liability or expense beyond those inherent in an acquisition of the Property for a cash payment nor be delayed in the Closing, (iii) the electing party shall not be released or absolved of its obligations under this Agreement, and (iv) the electing party shall indemnify, defend and hold harmless the other party and its officers, directors, employees, representatives and agents from and against any liability, damages, expenses, costs and/or losses arising out of the exchange.
25.     Ground Lessor’s Right of First Offer and Consent to Assignment.
(a)    Buyer acknowledges and agrees that under Section 14.8 of the Ground Lease, Ground Lessor has a general right of first offer with respect to, among other things, third-party sales of the Property. Such right of first offer with respect to the sale of the Property by Seller to Buyer pursuant to the terms of this Agreement has been waived by Ground Lessor, and a copy of such waiver has been delivered to Buyer. If (i) Ground Lessor’s right of first offer with respect to the sale of the Property to Buyer pursuant to the terms of this Agreement has not been waived by Ground Lessor or otherwise expired without being exercised, and (ii) as a result, Buyer’s rights under this Agreement are not legally enforceable, this Agreement and the Escrow shall automatically and immediately terminate, and Seller agrees to pay to Buyer, as liquidated damages and as Buyer’s sole and exclusive remedy as a result thereof, an amount equal to $250,000 (in addition to the return of the Deposit to Buyer).
BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH BUYER MAY SUFFER IN THE EVENT THAT GROUND LESSOR’S RIGHT OF FIRST OFFER

HAS NOT BEEN WAIVED. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT BUYER WOULD SUFFER IN THE EVENT THAT GROUND LESSOR’S RIGHT OF FIRST OFFER HAS NOT BEEN WAIVED IS AN AMOUNT EQUAL TO $250,000, IN ADDITION TO THE RETURN OF THE DEPOSIT AND REIMBURSEMENT OF BUYER’S OUT OF POCKET EXPENSES. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES IN THE EVENT THAT GROUND LESSOR’S RIGHT OF FIRST OFFER HAS NOT BEEN WAIVED. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY.

/s/ MS	/s/ CKR
Buyer's Initials	Seller's Initials

(b)    On or before the expiration of the Contingency Period, Seller shall use its commercially reasonable efforts to obtain Ground Lessor’s written consent to the assignment of the Ground Lease to Buyer. In the event Seller fails to obtain Ground Lessor’s consent to the assignment of the Ground Lease to Buyer, this Agreement and the Escrow shall automatically and immediately terminate, the Deposit shall be returned to Buyer, Buyer shall be entitled to receive from Seller reimbursement of Buyer’s actually incurred out‑of‑pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement, including without limitation Buyer’s attorneys’ fees (not to exceed $100,000), and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

(c)    For the avoidance of doubt, the foregoing reimbursement obligations shall survive any termination of this Agreement.
26.     Seller Guarantor. Seller Guarantor joins in this Agreement for the purpose of guarantying compliance by Seller with all obligations of Seller contained in (i) this Agreement to the extent that the same survive Closing, and (ii) the documents to be signed at Closing (collectively, the “Seller Obligations”). Subject to the limitations on liability set forth in Section 20.3 above, Seller Guarantor absolutely and unconditionally agrees to be jointly and severally responsible for all of the Seller Obligations. The guaranty set forth in this Paragraph 26 is a continuing guaranty of payment and is not conditional or contingent upon any attempt to collect from Seller or upon any other condition or contingency. Subject to the limitations on liability set forth in Section 20.3 above, the liability of Seller Guarantor under this Agreement shall in no way be limited or impaired by, and Seller Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of this Agreement. Seller Guarantor waives any notice of the modification or amendment of this Agreement. Seller Guarantor represents and warrants to Buyer that: Seller Guarantor is a real estate investment trust validly formed in the State of Maryland; Seller Guarantor has full power and authority to enter into the obligations set forth in this Paragraph 26, to perform the obligations set forth in this Paragraph 26, and to consummate the transactions contemplated hereby; the execution, delivery and performance of the obligations set forth in this Paragraph 26 and all documents contemplated hereby by Seller Guarantor have been duly and validly authorized by all necessary action on the part of Seller Guarantor; all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller Guarantor is a party; this Agreement is a legal, valid and binding obligation of Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally; and Seller Guarantor is a member of Seller and will derive a material benefit from the transactions contemplated by this Agreement. The provisions of this Paragraph 26 shall survive Closing.
Notwithstanding the foregoing, on or before the expiration of the Contingency Date, Seller Guarantor can elect to provide a letter of credit for the CAP Amount in lieu of the foregoing guaranty, which letter of credit (i) shall be in a form, and be issued by a financial institution, reasonably acceptable to Buyer prior to the expiration of the Contingency Date, (ii) shall be held by Buyer during the survival period, and (iii) Seller shall cause to be deposited on the Closing and such letter of credit shall constitute a Seller deliverable pursuant to Section 8.1 above.
27.     Cooperation with Buyer’s Auditors and SEC Filing Requirements. Upon reasonable prior written notice to Seller, Seller shall, at no cost to Seller, reasonably cooperate with Buyer to provide Buyer access to such factual information concerning the operation of the Property as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer or its affiliates to prepare audited financial statements as may be required by the Securities and Exchange Commission (“SEC”). Upon reasonable prior written notice to Seller and on other terms reasonably acceptable to Seller, at Buyer’s sole cost and expense, Seller shall allow Buyer’s auditor to conduct an audit of the statement of revenue and expenses of the Property and shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit and review and in connection with such audit and review deliver to Buyer’s auditor a representation letter in the form attached hereto as Exhibit “K” with respect to the period of time during which Seller owned the Property. The obligations of Seller under this Section 27 shall survive the Closing for a period of six (6) months after the last day of the calendar year in which Closing occurred.
28.     Exclusivity. From and after the Execution Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated. Furthermore, from and after the Contingency Date, and provided Buyer has not terminated this Agreement, Seller agrees not to directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.
BUYER:
GAHC4 RENO NV MOB, LLC,
a Delaware limited liability company

By:	GAHC4 RENO NV MOB Sole Member, LLC,
a Delaware limited liability company
Its:	Sole Member

	By:	Griffin-American Healthcare REIT IV Holdings,
LP, a Delaware limited partnership
	Its:	Sole Member

		By:	Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation
		Its:	General Partner

			By:	/s/ Mathieu Streiff

			Name:	Mathieu Streiff

			Title:	Executive Vice President and General Counsel

Signature Page

SELLER:
ARLINGTON MEDICAL PROPERTIES,
LLC, an Arizona limited liability company

By:	Universal Health Realty Income
Trust, a Maryland real estate
investment trust, its Member

	By:	/s/ Cheryl K. Ramagano
	Name:	Cheryl K. Ramagano
	Title:	V.P. + Treasurer

SELLER GUARANTOR:

UNIVERSAL HEALTH REALTY INCOME
TRUST, a Maryland real estate investment trust

By:	/s/ Cheryl K. Ramagano
Name:	Cheryl K. Ramagano
Title:	Vice President + Treasurer

Signature Page

Acknowledgement:

ESCROW HOLDER:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Angelique Sizemore
Name:	Angelique Sizemore
Title:	Escrow Officer

Signature Page